MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into on July 19, 2025 (the “Effective Date”) by and among Healthy Extracts Inc., a Nevada corporation (the “Buyer”), on the one hand, and Gummy USA LLC, a Florida limited liability company (the “Company”).

RECITALS

WHEREAS, the Company is in the business of manufacturing custom gummy nutritional supplements (the “Business”);

WHEREAS, Donald Swanson owns 100% of the issued and outstanding membership units (the “Membership Interests”) of the Company; and

WHEREAS, Donald Swanson wishes to sell to Buyer, and Buyer wishes to purchase from Donald Swanson, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

1.1Sale of the Membership Interests. At the Closing, subject to the terms and conditions set forth herein, and on the basis of the representations, warranties and agreements herein contained, Donald Swanson shall sell to the Buyer, and the Buyer shall purchase from Donald Swanson, the Membership Interests.

1.2Purchase Price. As consideration for the purchase of the Membership Interests, Buyer shall issue to Donald Swanson thirteen million seventy-five thousand nine hundred twenty (13,075,920) shares of its common stock (the “Purchase Shares”). The Purchase Shares shall represent 77.50% of the issued and outstanding shares of common stock of the Buyer (the “Donald Swanson’s Ownership Percentage”) after giving effect to the transaction contemplated by this Agreement, and will be issued to Donald Swanson within five (5) business days of the Closing.

1.3Anti-Dilution Issuances to Donald Swanson. There are one hundred fifty four thousand three hundred forty six (154,346) options and warrants outstanding as of the Effective Date. In the event of the exercise of any of the currently issued and outstanding options and warrants, Buyer shall issue to Donald Swanson that number of shares of Buyer’s common stock to maintain Donald Swanson’s Ownership Percentage, without additional consideration and within five (5) business days of the applicable option or warrant exercise.

ARTICLE II

CLOSING AND DELIVERABLES

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2.1Closing. The Closing (the “Closing”) shall take place at the offices of counsel to the Buyer on the Effective Date, or at such other place, date and time as the parties may agree in writing (the “Closing Date”).

2.2Deliveries by Buyer. At the Closing, the Buyer shall deliver the following to Donald Swanson and Gummy USA LLC:

(a)written confirmation of the approval of the herein described transactions by the Board of Directors of Buyer;

(b)such other documents and certificates as Donald Swanson may reasonably request or as may be required pursuant to this Agreement.

2.3Deliveries by Donald Swanson and Gummy USA LLC. At the Closing, Donald Swanson and Gummy USA LLC shall deliver the following to Buyer:

(a)written confirmation of the approval of the herein described transactions by the Members of the Company;

(b)a Unit Transfer Power, transferring the Membership Interests to Buyer;

(c)such certificates and documents as may be necessary or appropriate to change the authorized signatories on all bank accounts of the Company;

(d)the consents of all contractual parties to the Company identified on Schedule 3.3 hereto;

(e)the written resignation, dated as of the Closing Date and effective as of the Closing, of each manager, director, and officer, as applicable, of Company, duly executed by such individual;

(f)a certificate of the Company, executed by the Manager of the Company, dated as of the Closing Date, certifying: (i) the approval of the transactions contemplated by this Agreement by the Company members, (ii) the Articles of Organization of the Company, (iii) the name, title, and incumbency and signatures of the individual authorized to execute this Agreement;

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(h)a certificate of the Secretary of State of Florida dated no earlier than five (5) days prior to the Closing Date establishing that the Company is in existence and is otherwise in good standing to transact business; and

(i)such other documents and certificates as Buyer may reasonably request or as may be required pursuant to this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DONALD SWANSON AND GUMMY USA LLC

Donald Swanson and Gummy USA LLC, jointly and severally, represent and warrant to Buyer as follows:

3.1Capitalization. Donald Swanson owns one hundred percent (100%) of the issued and outstanding Membership Interests of the Company. The Membership Interests have been duly authorized and validly issued by the Company.

3.2Donald Swanson Ownership, Transfer of Interests Free from Liens, Donald Swanson Authorization. Donald Swanson is the record and beneficial owner of all Membership Interests and the holder of all rights relating to same. Donald Swanson has good and marketable title to said Membership Interests and Donald Swanson owns the Membership Interests free from all liens and preemptive rights of others. Donald Swanson and Gummy USA LLC have the full power and authority to execute and deliver this Agreement and to carry out or cause to be carried out the transactions contemplated by this Agreement. This Agreement has been duly authorized by all necessary action on the part of Donald Swanson and Gummy USA LLC, and has been duly executed and delivered by Donald Swanson and Gummy USA LLC , and assuming the valid execution and delivery by Buyer, constitutes the valid and legally binding obligation of Donald Swanson and Gummy USA LLC in accordance with its terms. Donald Swanson has the full power and authority to exchange, assign, transfer, and deliver the Membership Interests to Buyer, free and clear of all liens.

3.3Non-Contravention. Except as set forth in Schedule 3.3 of the Disclosure Schedules, the execution and delivery of this Agreement and any other document, instrument or agreement executed or delivered at or in connection with the Closing, and the performance by Donald Swanson and Gummy USA LLC , will not conflict with, result in a breach of, cause a default, or require any consent to be obtained or notice to be given, under any of the terms, conditions or provisions of any contract or other obligation under which Gummy USA LLC is a party.

3.4Company Authorization. The Company is a limited liability company duly organized and existing in good standing under the laws of the State of Florida. The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by all necessary and required action of the Company.

3.5Foreign Registration. The Company is duly qualified or registered to do business, and is in good standing as a foreign company, in each jurisdiction in which the character of the properties and assets owned, operated or leased by it, or the nature of its activities, is such that qualification or registration by the Company as a foreign company in such jurisdiction is required by any applicable law, and each such foreign jurisdiction is set forth on Schedule 3.5 of the Disclosure Schedules.

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3.6Permits. The Company holds all permits, certificates, licenses, approvals, consents, clearances (including governmental clearances) and other authorizations (collectively, “Permits”) as are required to conduct the Business, which are set forth on Schedule 3.6 of the Disclosure Schedules. No notice, report or other information has been received by the Company alleging any breach of or non-compliance with any of the foregoing Permits or any failure by the Company to have any Permits necessary to operate the Business. The Company does not require the approval of any Governmental Body to consummate the transactions contemplated herein. For purposes of this Agreement, “Governmental Body” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, any court or arbitrator (public or private) with competent jurisdiction.

3.7Real Property.

(a)The Company does not own any Real Property. The Company has a valid leasehold interest in all leased Real Property. “Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

(b)Schedule 3.7 of the Disclosure Schedules lists the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases, subleases and occupancy agreements pertaining to the use or occupancy of any of the leased Real Property (including all amendments and modifications thereto and guaranties executed in connection therewith) (collectively, the “Leases”). Donald Swanson and Gummy USA LLC have made available to Buyer full, complete and correct copies of all Leases. The Leases constitute all of the Real Property currently used or occupied by the Company. With respect to each Lease, (i) there is not any existing breach or default (or event which with notice or lapse of time, or both, would constitute a breach or default) of any party thereto, (ii) all rent or other amounts due and payable under the Leases have been paid, (iii) no party to any Lease has exercised any termination rights with respect thereto and (iv) there are no subleases or other agreements granted to any Person for the use or occupy of the leased Real Property.

3.8Title to Assets. The Company has good and marketable title to, or in the case of leased or licensed assets, valid and subsisting leasehold or license interests in, all of its assets, free and clear of any and all liens, except as set forth on Schedule 3.8 of the Disclosure Schedules. All tangible assets are in good operating condition, are usable in the ordinary course of business, and have been maintained at all times in accordance with all applicable laws, regulations and ordinances.

3.9Financial Statements. The Company has delivered to Buyer unaudited profit and loss statements for the fiscal years ended December 31, 2023 and 2024 and an interim profit and loss statement and balance sheet as of and for the three months ending March 31, 2025 (the “Latest Balance Sheet” and the “Latest Balance Sheet Date”, and collectively, the “Financial Statements”), which are attached as Schedule 3.9 of the Disclosure Schedules. The Financial Statements are true and complete, and present accurately, in all respects, the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the

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Company for the periods indicated. The Financial Statements were derived from and are consistent with the books and records of the Company, which books and records have been duly maintained in accordance with sound business practices and accurately reflect, in all respects, on a basis consistent with past periods and throughout the periods involved, (i) the financial position of the Company, and (ii) all transactions of the Company. The Financial Statements comply with Generally Accepted Accounting Principles (“GAAP”) and are in such a presentation that they can be audited by Buyer’s independent auditor.

3.10 Material Contracts.

(a)Schedule 3.10(a) of the Disclosure Schedules sets forth an accurate and complete list of each of the following contracts to which the Company is a party or by which any assets of the Company are bound (collectively, “Material Contracts”):

(i)(1) any contract with the top ten (10) customers of the Company as measured by revenue generated during the year ended December 31, 2024 and for the three (3) month period ended March 31, 2025 (each, a “Material Customer”), other than purchase orders entered into in the ordinary course of business (including standard terms and conditions incorporated in a purchase order by reference to another source) or standard terms and conditions governing the purchase contained on the Material Customer’s website or similar public available source and (2) samples of purchase orders with Material Customers entered into in the ordinary course of business;

(ii)(1) any contract with the top ten (10) suppliers of the Company as measured by the dollar value of purchases during the year ended December 31, 2024 and for the three (3) month period ended March 31, 2025 (each, a “Material Supplier”), other than purchase orders entered into in the ordinary course of business (including standard terms and conditions incorporated in a purchase order by reference to another source) or standard terms and conditions governing the purchase contained on the Material Supplier’s website or similar public available source and (2) samples of purchase orders with Material Suppliers entered into in the ordinary course of business;

(iii)any broker, distributor, dealer, co-manufacturing, sales representative, manufacturer, sales promotion, market research, advertising or agency contract;

(iv)any contract pursuant to which the Company is bound by any provisions or covenant (A) not to compete, (B) not to hire, (C) not to solicit, (D) not to acquire any equity securities (e.g., “standstill” provisions) or (E) that materially limits (or purports to materially limit) the manner in which the Company conducts its business (including any restrictions with respect to any Person, line of business, geographic area or period of time);

(v)any lease, sublease or similar contract with any Person pursuant to which the Company is a lessor, sublessor, lessee or sublessee of any tangible personal

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property, or any portion of Real Property (including the leased Real Property), material to the conduct and operation of the Company’s business, including the Leases;

(vi)any contract pursuant to which the Company has incurred any indebtedness (including guarantees);

(vii)all contracts for capital expenditures or the acquisition or construction of any fixed assets requiring the payment by the Company following the Closing of an amount in excess of $10,000;

(viii)any contract relating to mortgaging, pledging or otherwise placing a lien on any material portion of the assets of the Company;

(ix)any contract with any exclusivity, “most favored nation” provision or similar pricing terms;

(x)any contract pursuant to which the Company is required to indemnify or guaranty the obligations of any person outside of the ordinary course of business;

(xi)any contract relating to the settlement of any Legal Proceedings or a judgment involving the Company;

(xii)any contract for the sale of assets owned or leased by the Company (other than inventory sales in the ordinary course of business);

(xiii)any contract relating to any joint venture, strategic alliance, partnership or similar arrangement;

(xiv)any contract for the distribution, marketing, sales representation or similar arrangement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of the Company or any of its respective affiliates that generated revenues to the Company, as applicable;

(xv)contracts for the employment of, the provision of consulting services by, any officer, or the payment of severance to any individual employee or other natural person on a full time, part-time, consulting or other basis;

(xvi)contracts providing for the payment of any cash or other compensation or benefits as a result of the consummation of the transactions contemplated herein (either alone or in conjunction with any other event or condition), to which the Company is, or at Closing will be, a party;

(xvii)contracts which restrict the ability of the Company to terminate the employment of any employee (other than in accordance with applicable law) without liability (including severance obligations not otherwise required by law);

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(xviii)all exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contracts, or any other interest rate or foreign currency protection contracts;

(xix)all contracts (other than contracts in respect of employment or employee compensation) between the Company, on the one hand, and any senior officer, director, manager, equityholder, or affiliate of the Company or any of their affiliates, or their respective family members, on the other hand;

(xx)all contracts with any Governmental Body;

(xxi)all collective bargaining agreements;

(xxii)all Intellectual Property Licenses; and

(xxiii)any contract, not otherwise identified above, pursuant to which the Company is currently obligated to make payments in excess of $25,000 per year.

(b)Except as set forth in Schedule 3.10(b) of the Disclosure Schedules, the Company has made available to Buyer true and correct copies of each written contract set forth in (or required to have been set forth in) Schedule 3.10(a) of the Disclosure Schedules (including all written amendments, modifications and supplements thereto). All Material Contracts are valid, binding and in full force and effect, and are enforceable against the Company, and against the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Legal Proceeding at law or in equity). The Company has performed all obligations required to be performed by it to date under the Material Contracts to which it is a party, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. No other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Material Contract. The Company has not received any written notice or oral notice of the intention of any other party to a Material Contract to terminate or cancel any Material Contract prior to the expiration of the term thereof (including renewal terms), or to amend or otherwise modify the material terms of any Material Contract nor does any party currently contemplate any such termination, cancellation, amendment or other modification to any Material Contract.

3.11Intellectual Property.

(a) Schedule 3.11(a) of the Disclosure Schedules lists all Intellectual Property used by the Business and owned by Donald Swanson that is: (i) subject to any issuance, application, registration or other filing by, to or with any governmental entity or authorized private registrar in any jurisdiction, including, for each item, the applicable jurisdiction, title, registration number (or application number), and the date issued (or date filed), including Internet domain names (collectively, “Intellectual Property”); or (ii) material to the operation of the Business but not

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subject to any such issuance, registration, application or other filing. All required filings and fees related to such Intellectual Property have been timely filed with and paid to the relevant governmental entities and authorized registrars, and all such Intellectual Property is valid, enforceable, and in full force and effect.

(b) The Intellectual Property identified in Schedule 3.11(a), while owned solely and exclusively by Donald Swanson, is the subject of a royalty-free, worldwide lease to Gummy USA, LLC (“Gummy USA”) (the “IP Lease”), pursuant to which Gummy USA has the right to use, commercialize, manufacture, distribute, and otherwise exploit such Intellectual Property in connection with its business operations. The IP Lease ensures Gummy USA has uninterrupted, perpetual rights to use the leased Intellectual Property on substantially the same terms and conditions as if it were the owner.

(c) Neither this Agreement nor the transactions contemplated hereby will result in: (i) any adverse effect on the validity or enforceability of the leased Intellectual Property under applicable law; (ii) the loss or impairment of Gummy USA’s rights under the IP Lease; (iii) the granting of any rights to any third party in or to any such Intellectual Property; (iv) any obligation of Gummy USA to pay additional consideration for the continued use of such Intellectual Property.

(d) To the actual knowledge of Donald Swanson, the leased Intellectual Property, and Gummy USA’s conduct of the Business under the IP Lease, has not infringed, misappropriated, or violated, and does not infringe, misappropriate or violate, any Intellectual Property rights of any third party. There is no pending or threatened legal action against Gummy USA or Donald Swanson regarding such Intellectual Property, nor is there any known basis for such claims.

(e) Donald Swanson has taken reasonable steps to protect the confidentiality and enforceability of the leased Intellectual Property, including trade secrets and proprietary information. Gummy USA has also implemented and enforces appropriate internal policies and procedures for the protection of confidential and proprietary information as it relates to the leased Intellectual Property.

(b)No Intellectual Property is subject to any Legal Proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or commercialization thereof by the Company or may affect the validity, use or enforceability of such Intellectual Property.

(c)Schedule 3.11(h) of the Disclosure Schedules sets forth an accurate and complete list of: (i) all contracts by or through which other persons grant the Company rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business, and (ii) all contracts by or through which the Company grants other persons rights or interests in or to any Intellectual Property (the “Intellectual Property Licenses”). The Company has provided Buyer with true, correct and complete copies of all Intellectual Property Licenses. All Intellectual Property Licenses are valid, binding and enforceable between the Company and the other parties thereto. The Company is not, and no other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property License. The transactions contemplated by this Agreement will not cause the termination or impairment of, or

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otherwise require the consent, approval or other authorization of or notification to any part to, any Intellectual Property License.

(d)None of the software owned or purported to be owned by the Company incorporates, embeds or is distributed or installed with, statically or dynamically links with or otherwise interacts with any open source software or other elements that would result in any obligation to distribute, license or otherwise make available any software, either in whole or in part, in source code form.

(e)The Company owns or has a valid right to access and use all computer systems, networks, hardware, servers, software, databases, data centers, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the Business as currently conducted and as proposed to be conducted (the “Company IT Systems”). The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business as currently conducted and as proposed to be conducted. As of the Closing Date, no such Company IT Systems contain any device or feature designed to disrupt, disable or otherwise impair the functioning of any software or any virus, malware, “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other code or routines that permit unauthorized access to or the unauthorized disablement or erasure of the Company IT Systems, Intellectual Property, or information or data contained in the Company IT Systems or other software or users. In the past twelve (12) months, there has been no failure or other substandard performance of any Company IT System which has caused any material disruption to the Business. The Company maintains back-up and recovery capabilities designed to ensure that a problem with all or a part of the Company IT Systems do not materially impact the Business. The Company has tested such back-ups and disaster recovery capabilities and determined they function effectively. There have been no material breaches of the Company’s security procedures or any material unauthorized incidents, whether attempted or successful, of access, use, disclosure, modification or destruction of information (including personal information), data, or software, or interference with systems operations in all or any portion of the Company IT Systems.

(f)The Company and any persons acting for the Company or on the Company’s behalf, have at all times materially complied with (i) all applicable privacy laws, (ii) all of the Company’s policies and notices regarding personal information, and (iii) all of the Company’s contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of personal information. None of the Company’s privacy policies or notices contain or have contained any material omissions or are or have been misleading or deceptive. The Company has implemented and at all times maintained reasonable safeguards, at least consistent with practices of similarly-sized companies within the industry in which the Company operates and in material compliance with applicable laws, to protect personal information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure and the Company has

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taken reasonable steps to ensure that any third person with access to personal information collected by or on behalf of the Company has implemented and maintained the same. Any third party who has provided personal information to the Company has done so in compliance with applicable privacy laws, including providing any notice and obtaining any consent required. There have been no breaches, security incidents, misuse of or unauthorized access to or use or disclosure of any personal information in the possession or control of the Company and the Company has not provided or been legally required to provide any notices to any person in connection with a loss of or unauthorized access to or disclosure of personal information. The Company has not received any written notice of any claims or Legal Proceedings (including notice from third persons acting on its behalf), of or been charged with, the violation of any privacy laws, applicable privacy policies, or contractual commitments with respect to personal information and there are no facts or circumstances that could reasonably form the basis of any such notice or claim.

3.12Insurance. Schedule 3.12 of the Disclosure Schedules sets forth an accurate and complete list of insurance policies (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium, and any pending claims thereunder) maintained by or for the benefit of the Company, as well as any surety bonds currently in effect. All such policies are, and during the past three (3) years have been, in full force and effect, all premiums due and payable thereon have been timely paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Buyer has been provided with a correct and complete claims history relating to such policies for the three (3) year period prior to the date hereof. There is no material claim pending under any of such policies for which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. During the past three (3) years, no policy limits for any insurance policy of the Company has been materially exhausted. The insurance policies of the Company provide coverage as may be required by applicable law and by Material Contracts. The Company has not failed to give any notice or present any claims under any applicable insurance policy in a due and timely fashion.

3.13Employees and Contractors.

(a)Schedule 3.13(a) of the Disclosure Schedules sets forth, with respect to each current employee of the Company (including any employee who is on a leave of absence or on layoff status): (i) the name, title, date of hire and classification of each employee, (ii) each employee’s current base compensation, (iii) the number of hours of vacation, personal and/or sick time that each employee has accrued as of the Closing Date, (iv) whether the employee is receiving workers’ compensation or disability payments or is on leave or layoff status, (v) each employee’s annual bonus and commission under any bonus or variable compensation plan, (vi) any outstanding loans to each employee, and (vii) for any employee that is a non-U.S. citizen, visa or green card status and expiration date.

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(b)Schedule 3.13(b) of the Disclosure Schedules sets forth a complete and correct list of all independent contractors and consultants who performed services for the Company under contract at any time since January 1, 2023 or who are currently performing services or under contract to perform future services for the Company and showing for each: (i) the start date, (ii) whether they are contracted in their individual status or with a corporation, (iii) type of services to be provided, (iv) anticipated completion date, and (v) hourly or per diem rate or other form of pay of such contractor.

3.14Liabilities. As of the Closing Date, the Company will have no liabilities or obligations, whether accrued, absolute, known or unknown, contingent or otherwise, except: (i) the liabilities reflected on the Latest Balance Sheet, (ii) liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date, and (iii) as set forth on Schedule 3.14 of the Disclosure Schedules (even if also reflected on the Latest Balance Sheet).

3.15Taxes. The Company has filed, or has caused to be filed, on a timely basis all returns required to be filed, including information reports, declarations, claims for refund and other filings (collectively, “Tax Returns”), relating to all taxes, charges, duties, fees, assessments, levies or other governmental charges, including all United States federal, state, local, foreign and other income, franchise, profits, capital gains, transfer, sales, use, value added, occupation, property, employment related (including unemployment), excise, severance, windfall profits, stamp, license, payroll, ad valorem, turnover, personal property, fuel, unclaimed property, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever, all estimated taxes, deficiency assessments, additions to tax, penalties and interest and any obligation imposed under any contract or by law to indemnify, assume, succeed to or otherwise pay the liability of any other individual, sole proprietorship, corporation, limited liability company (collectively, “Person”) in respect of any such amount (collectively, “Tax” or “Taxes”) that are or were required to be filed pursuant to applicable laws as of the date hereof. (i) All Tax Returns required to be filed by or on behalf of the Company on or before the Closing Date have been timely filed with the appropriate Tax authorities; (ii) all such Tax Returns were complete and accurate in all material aspects when filed and properly reflect the taxes owed by or on behalf of the Company for the periods covered thereby; (iii) as of the Closing Date, all Taxes, except those not yet due and owing or being contested in good faith for which the Company has adequate reserves for such Tax liability, have been timely paid; (iv) the Company has not received notice of any actions, claims, or proceedings by any Tax authority with respect to any Taxes due and owing by the Company that has not been resolved and there are no current or ongoing examinations, actions, claims or proceedings for the assessment or collection of Taxes against the Company; (v) the Company is not the beneficiary of any extension of time within which to file any Tax Return; (vi) all Taxes required to be withheld, collected, or deposited by or with respect to the Company (including with respect to the Employees) has been withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant Tax authority and all statements required to be furnished with respect thereto under applicable Legal Requirements have been timely and properly furnished; (vii) there are no Tax liens on any properties or assets of the Company other than liens for Taxes not yet due and payable; (viii) the Company has not granted any consent to extend any statute of limitations with respect to, or any extension of a period of assessment of any Tax, in either case, that is still outstanding; and (ix) no claim has ever been made by any Person in a

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jurisdiction where the Company does not file Tax Returns that any such party is or may be subject to taxation by that jurisdiction.

3.16COVID Relief. Schedule 3.16 of the Disclosure Schedules lists all years that the Company applied for the Employee Retention Tax Credit (“ERTC”), or a loan under the Payroll Protection Program (“PPP Loan”). The Company has made available to Buyer prior to the execution of this Agreement all documentation filed and/or received by the Company or Donald Swanson relating to or evidencing such ERTC and PPP Loans. The Company represents that it was entitled to the ERTC and PPP Loans received, and has no reason to believe that the IRS or any applicable PPP Loan vender may reverse, rescind or otherwise its decision to approve any ERTC or PPP Loan. All documentation provided, and certifications made in support of, the Company’s applications for the ERTC and PPP Loans were and are true and accurate and comply with the CARES Act, as amended by the Paycheck Program Flexibility Act, in accordance with the Frequently Asked Questions and Paycheck Protection Program Interim Final Rules published by the IRS, prior to the date of this Agreement. The Company filed for the ERTC and PPP Loans in good faith, was eligible to claim them, and met the necessity and all other standards for obtaining the ERTC and PPP Loans. All PPP Loans have been forgiven or repaid in full. The Company has never applied for, nor received, any other Economic Injury Disaster Loan or Economic Injury Disaster Loan Emergency Advance from the U.S. Small Business Administration or any other Governmental Authority.

3.17Legal Proceedings. There are no unresolved actions, suits, mediations, investigations, inquiries, claims or other legal proceedings, including governmental, administrative or arbitral proceedings (collectively, “Legal Proceedings”) pending or threatened, against the Company, and there have been no Legal Proceedings that has been filed against the Company during the past five (5) years.

3.18 Absence of Changes or Events. Since the Latest Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as disclosed in Schedule 3.18 of the Disclosure Schedules, since the Latest Balance Sheet Date, the Company has not:

(a)Amended its Certificate of Organization or any of its other governing documents;

(b)Issued, sold or otherwise disposed of any of its equity interests;

(c)Entered into any new contract, lease or agreement, other than in the ordinary course of business consistent with past practices;

(d)Applied, renewed, surrendered, lost any Permit;

(e)Suffered an acceleration or termination, or agreed to any amendment, modification or cancellation, of any contract, lease or agreement (or, with respect to agreements with customers, suffered an acceleration or termination, or agreed to any

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amendment, modification or cancellation of, any master agreement between the customer and the Company);

(f)Experienced any Material Adverse Effect in its respective business, prospects, financial condition or assets;

(g)Experienced any material damage, destruction, interruption in use or loss (whether or not covered by insurance) to its property;

(h)Failed to make any regularly scheduled payments on its existing debt, leases and other obligations, and has not incurred any additional indebtedness, except in the ordinary course of business consistent with past practice;

(i)Made any capital investments in excess of the aggregate of Ten Thousand Dollars ($10,000);

(j)Granted any increase to the salaries, benefits or other compensation of any of its directors, officers, Employees, contractors or other service providers, other than in the ordinary course of business consistent with past practice;

(k)Adopted any benefit plan or contract providing benefits to any of its directors, officers, Employees, contractors or other service providers acting in such capacities, or amended, modified or terminated any such benefit plans and/or contracts;

(l)Made any changes in its accounting methods or principles;

(m)Commenced or settled any Legal Proceedings;

(n)Acquired (by merger, stock or asset purchase or otherwise) any Person or business or division thereof;

(o)Made any material change in Company in credit policies, practices or limits, other than changes made with respect to specific customers in the ordinary course of business; or

(p)Other than as set forth above, entered into or agreed to enter into any contract or other arrangement relating to any of the foregoing.

For purposes of this Agreement, “Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the Company or the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Donald Swanson or the Company to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, first arising or occurring after the date of this Agreement and arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or

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securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable laws after the date of this Agreement; (vi) any natural or man-made disaster or acts of God; or (vii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except, in each case, to the extent that Company is disproportionately affected thereby as compared with other participants in the industry in which Company operates.

3.15Operating Agreement. The Operating Agreement of the Company is in full force and effect and is the only agreement in effect with respect to the matters described therein.

3.16Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Donald Swanson and Gummy USA LLC.

3.17Securities Representations.

(a)Purchase for Own Account. Donald Swanson is acquiring the Purchase Shares solely for Donald Swanson’s own account and beneficial interest for investment and not for resale or with a view to distribution of the Purchase Shares and has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(b)Ability to Bear Economic Risk. Donald Swanson acknowledges that an investment in the Purchase Shares involves a high degree of risk, and represents that Donald Swanson is able, without materially impairing Donald Swanson’s financial condition, to hold the Purchase Shares for an indefinite period of time and is financially able to suffer a complete loss of Donald Swanson’s investment.

(c)Access to Information. Donald Swanson acknowledges that Donald Swanson has been furnished with such financial and other information concerning the Company, the directors and officers of the Company, and the business and proposed business of the Company as Donald Swanson considers necessary in connection with Donald Swanson’s investment in the Purchase Shares. In addition, Donald Swanson has reviewed the Company’s filings on Edgar with the Securities and Exchange Commission. As a result, Donald Swanson is thoroughly familiar with the proposed business, operations, properties and financial condition of the Company and has discussed with officers of the Company any questions Donald Swanson may have had with respect thereto. Donald Swanson understands:

(i)The risks involved in this investment, including the speculative nature of the investment;

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(ii) The financial hazards involved in this investment, including the risk of losing Donald Swanson’s entire investment;

(iii)The lack of liquidity and restrictions on transfers of the Purchase Shares and the Purchase Shares; and

(iv)The tax consequences of this investment.

Donald Swanson has consulted with Donald Swanson’s own legal, accounting, tax, investment and other advisers with respect to the tax treatment of an investment by Donald Swanson in the Purchase Shares and the merits and risks of an investment therein.

(d)Purchase Shares Part of Private Placement. Donald Swanson has been advised that the Purchase Shares have not been registered under the Securities Act, or qualified under the securities law of any state, on the ground, among others, that no distribution or public offering of the Purchase Shares is to be effected and the Purchase Shares will be issued by the Company in connection with an exemption set forth in Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act, and under any applicable state blue sky authority. Donald Swanson understands that the Company is relying in part on Donald Swanson’s representations as set forth herein for purposes of claiming such exemptions and that the basis for such exemptions may not be present if, notwithstanding Donald Swanson’s representations, Donald Swanson has in mind merely acquiring the Purchase Shares for resale on the occurrence or nonoccurrence of some predetermined event. Donald Swanson has no such intention. The Company shall timely file any necessary securities filings and Donald Swanson shall timely assist and provide the Company with all information and signatures required to timely file.

(e)Donald Swanson Not Affiliated with Company. Donald Swanson, either alone or with Donald Swanson’s professional advisers (i) are unaffiliated with, have no equity interest in, and are not compensated by, the Company or any affiliate or selling agent of the Company, directly or indirectly; (ii) has such knowledge and experience in financial and business matters that Donald Swanson is capable of evaluating the merits and risks of an investment in the Purchase Shares; and (iii) has the capacity to protect Donald Swanson’s own interests in connection with Donald Swanson’s proposed investment in the Purchase Shares.

(f)Further Limitations on Disposition. Donald Swanson further acknowledges that the Purchase Shares are restricted securities under Rule 144 of the Securities Act, and, therefore, when the Company issues a certificate reflecting the ownership interest in the Purchase Shares, those certificates will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED

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OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Without in any way limiting the representations set forth above, Donald Swanson further agrees not to make any disposition of all or any portion of the Purchase Shares unless and until:

(i)There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(ii)Donald Swanson shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, Donald Swanson shall have furnished the Company with an opinion of counsel (at Donald Swanson’s expense), reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act or any applicable state securities laws.

Notwithstanding the provisions of subparagraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such Donald Swanson to a partner (or retired partner) of Donald Swanson, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Donald Swanson hereunder as long as the consent of the Company is obtained.

(g)Accredited Investor Status. Donald Swanson is an “accredited investor” as such term is defined in Rule 501 under the Securities Act

(h)No Backup Withholding. Donald Swanson is not subject to backup withholding because (i) Donald Swanson has not been notified that he is subject to backup withholding as a result of a failure to report all interest and dividends or (ii) the Internal Revenue Service has notified Donald Swanson that he is no longer subject to backup withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to Donald Swanson and Gummy USA LLC as follows:

4.1Buyer Authorization. The Buyer is a corporation duly organized and existing in good standing under the laws of the State of Nevada. The execution and delivery of this Agreement,

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and the consummation of the transactions contemplated herein, have been duly authorized by all necessary and required action of the Buyer.

4.2Non-Contravention. The execution and delivery of this Agreement and any other document, instrument or agreement executed or delivered at or in connection with the Closing, and the performance by the Buyer, will not conflict with, result in a breach of, cause a default, or require any consent to be obtained or notice to be given, under any of the terms, conditions or provisions of any contract or other obligation under which Buyer is a party.

4.3Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.4Legal Proceedings. There are no Legal Proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any affiliate of Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Legal Proceeding

ARTICLE V

INDEMNIFICATION

5.1Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, and covenants contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at the time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

5.2Indemnification By Donald Swanson and Gummy USA LLC. Subject to the other terms and conditions of this Article V, Donald Swanson and Gummy USA LLC jointly and severally, shall defend, indemnify, and hold harmless Buyer, its affiliates, and their respective stockholders, members, directors, managers, officers, and employees (the “Buyer Indemnitees”) from and against:

5.2.2all actual out-of-pocket losses, damages, liabilities, costs, or expenses, including reasonable attorneys’ fees and disbursements (a “Loss”), arising from or relating to any inaccuracy in or breach of any of the representations or warranties of Donald Swanson and Gummy USA LLC contained in this Agreement; or

5.2.3any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by any Donald Swanson pursuant to this Agreement.

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5.3Indemnification By Buyer. Subject to the other terms and conditions of this Article V, Buyer shall defend, indemnify, and hold harmless Donald Swanson and Gummy USA LLC, their affiliates, and their respective stockholders, members, directors, managers, officers, and employees from and against all Losses arising from or relating to:

5.3.1any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

5.3.2any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

1.2

5.4Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the party from whom they are seeking indemnification (the “Indemnifying Party”). The failure to give prompt notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with its counsel. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action. Neither party shall settle any Action without the other party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

5.5Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article V, the Indemnifying Party shall satisfy its obligations within thirty (30) days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 30-day period, any amount payable shall accrue simple interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

5.6Limitations. Notwithstanding anything to the contrary contained in this Agreement, the parties right to bring a claim seeking indemnification will be subject to the following:

5.6.1no claim may be brought by a party against another party until such claim, either alone or when aggregated with all other claims for indemnification by the same party, exceeds $50,000 (the “Deductible”), at which point the Indemnifying Party will be obligated to indemnify the Indemnified Party only for Losses in excess of the Deductible. Notwithstanding the foregoing, the Deductible will not apply to any Fraud Claims.

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5.6.2no claim or claims brought by a party against another party may exceed, in the aggregate, the value of the Purchase Shares as measured by the closing bid price for the Buyer’s common stock on the Closing Date; and

5.6.3Losses subject to indemnification hereunder shall be reduced by the amount of any insurance or other proceeds received by the Indemnifying Party (net of the reasonable, documented out-of-pocket costs of obtaining such recovery or proceeds) with respect to the applicable claim for which indemnification is sought.

5.7Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the value of the Purchase Shares for Tax purposes, unless otherwise required by law.

5.8Exclusive Remedies. The parties acknowledge and agree that following the closing, the provisions of this Article V shall be their exclusive remedy for any and all claims relating to the subject matter of this Agreement or any of the other documents to be delivered hereunder, except for the claims arising from fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement and claims for specific performance or other equitable remedies.

ARTICLE VI

MISCELLANEOUS

6.1Expenses. Except as otherwise provided in Article V, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

6.2Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

6.3Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.3:

If to Buyer:Healthy Extracts Inc.

7375 Commercial Way, Suite 125

Henderson, NV 89011

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Attn: Duke Pitts

Email:duke@bergametna.com

with a copy to:Clyde Snow & Sessions, PC

201 S. Main Street, Suite 2200

Salt Lake City, UT 84111

Attn: Brian A. Lebrecht

Email: bal@clydesnow.com

If to Donald Swanson and Gummy USA LLC:

Gummy USA LLC

4560 Northgate CT

Sarasota, FL  34234

Attn: Donald Swanson

Email: don@gummyusa.com

6.4Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

6.5Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

6.6Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

6.7Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

6.8No Third-Party Beneficiaries. Except as provided in Section 6.7, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity

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any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

6.9Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

6.10Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

6.11Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

6.12Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Nevada in each case located in Clark County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

6.13Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

6.14Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (i) agrees that it shall not oppose the granting of such specific performance or relief and (ii) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

6.15Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[remainder of page intentionally left blank; signature page to follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date.

“Buyer”	“Company” or “Gummy USA”

Healthy Extracts Inc.,	Gummy USA LLC,
a Nevada corporation	a Florida limited liability company

/s/ Kevin “Duke” Pitts	/s/ Donald Swanson
By:Kevin “Duke” Pitts	By:Donald Swanson
Its:President	Its:Manager

“Donald Swanson”

/s/ Donald Swanson
Donald Swanson

Schedules
3.3	Non-Contravention
3.5	Foreign Registrations
3.6	Permits
3.7	Leases
3.8	Title to Assets
3.9	Financial Statements
3.10(a)	Material Contracts
3.10(b)	Unavailable Material Contracts
3.11(a)	Intellectual Property
3.11(h)	Intellectual Property Licenses
3.12	Insurance
3.13(a)	Company Employees
3.13(b)	Independent Contractors
3.14	Liabilities
3.16	ERTS and PPP
3.18	Absence of Changes or Events